(d)(1)(i)

June 12, 2013

Todd Modic

Senior Vice President

ING Investments, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Pursuant to the Investment Management Agreement, dated June 12, 2013, between ING Series Fund, Inc. and ING Investments, LLC (the “Agreement”), we hereby notify you of our intention to modify the annual investment management fee for ING Global Target Payment Fund (the “Fund”), a series of ING Series Fund, Inc., effective on June 12, 2013.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending Schedule A of the Agreement. The Amended Schedule A, which indicates the modified annual investment management fee for the Fund, is attached hereto.

The Amended Schedule A has also been updated to reflect the removal of ING Alternative Beta Fund because this series recently liquidated.

Please signify your acceptance to the modified annual investment management fee for the aforementioned Fund by signing below where indicated.

Very sincerely,

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Series Fund, Inc.

ACCEPTED AND AGREED TO:

ING Investments, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2700 www.ingfunds.com	ING Series Fund, Inc.

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

ING SERIES FUND, INC.

and

ING INVESTMENTS, LLC

Series	Series Effective Date	Annual Investment Management Fee
ING Capital Allocation Fund

(as a percentage of daily net

assets)

Direct Investments[1]

0.800% on first $500 million

0.775% on next $500 million

0.750% on next $500 million

0.725% on next $500 million
0.700% over $2 billion

Underlying Funds[2]
0.08%

ING Core Equity Research Fund		0.700% on first $250 million 0.650% on next $250 million 0.625% on next $250 million 0.600% on next $1.25 billion 0.550% over $2 billion

ING Corporate Leaders 100 Fund	June 11, 2008	0.40% on first $500 million 0.35% on next $500 million 0.30% over $1 billion

1 “Direct Investments” shall mean assets which are not Underlying Funds.

2 “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2013.

Series	Series Effective Date	Annual Investment Management Fee
ING Global Target Payment Fund	June 18, 2008	(as a percentage of daily net assets) Direct Investments[3] 0.30% Underlying Funds[4] 0.08%

ING Large Cap Growth Fund	February 29, 2012	0.70%

ING Money Market Fund		0.400% on first $500 million 0.350% on next $500 million 0.340% on next $1 billion 0.330% on next $1 billion 0.300% over $3 billion

ING Small Company Fund		0.850% on first $250 million 0.800% on next $250 million 0.775% on next $250 million 0.750% on next $1.25 billion 0.725% over $2 billion

ING SMID Cap Equity Fund		0.450% on first $500 million 0.425% on next $250 million 0.400% on next $1.25 billion 0.375% over $2 billion

[3]

“A Direct Investment is an investment in a financial instrument issued by an issuer that is not a part of the ING fund complex, including, but not limited to: a security issued by an investment company that is not a part of the ING fund complex, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by ING Investment Management Co. LLC. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2013.

[4]

“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the ING fund complex. The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was in effect on May 1, 2013.